CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in each of the Prospectuses constituting part of the Registration Statements on Form S-3 (No. 333-43467 and No. 333-45321) of Accent Color Sciences, Inc. of our report dated March 12, 1998 appearing on page 14 of this Form 10-K.


/s/ Price Waterhouse LLP
Hartford, CT
March 12, 1998